Exhibit 99.1

PEPSICO Q2 EPS ROSE 19% TO 58 CENTS

TOTAL PEPSICO WORLDWIDE VOLUME GREW 5%

DIVISION NET REVENUE INCREASED MORE THAN 7%

■	Division operating profits rose 9% for the quarter
■	Second quarter net income increased 15%
■	Lower Quaker merger expenses contributed 5 percentage points to Q2 EPS growth

PURCHASE, NY (July 10, 2003)—PepsiCo delivered another quarter of solid double-digit earnings growth, with reported earnings per share for the second quarter of 2003 up 19% to $0.58, on a fully diluted basis. Year to date, earnings per share were up 18%, to a total of $1.02, on a fully diluted basis.

A reduction in costs relating to the Quaker merger contributed 5 percentage points of growth to the earnings per share increase, both for the quarter and year to date.

Chairman and Chief Executive Officer Steve Reinemund said: “We continue to be proud of our performance in this difficult global macro-economic environment. Our terrific portfolio of businesses gives us the flexibility to deliver solid financial results while investing for the future. We’re focused on driving top line growth through innovation and by leveraging our strong brands and go-to-market systems. Domestically, we had excellent volume and revenue growth at our Frito-Lay snack business, while PepsiCo Beverages delivered significant sequential volume and revenue improvement compared with the first quarter. Internationally, we also had excellent top line growth, with strong volume and revenue growth in both snacks and beverages.”

Reinemund continued, “These strong top line results combined to allow us to cover inflation, make selective investments in our business and still deliver another quarter of solid double-digit earnings per share growth. And we’re on track to deliver reported EPS of $2.16 to $2.19 for the full year 2003, which includes about 3 cents of merger costs.”

-more-

Information in this release compares 2003 results to 2002 results that were adjusted to reflect PepsiCo’s previously announced reporting changes. The adjusted 2002 results are posted on the Company’s website at www.pepsico.com and were included as an attachment to Form 8-K on April 10, 2003. Please also see the note on presentation at the end of this release.

Summary of Total PepsiCo Results

Volume continued to be solid with total servings of products sold worldwide up 5% in the second quarter of 2003 and 4% year to date. Servings of snacks worldwide grew 4% for the quarter and year to date, while worldwide servings of beverages grew more than 5% for the quarter and 4% year to date.

Division net revenues for the second quarter rose more than 7% to $6.5 billion, while division operating profit rose 9% to $1.5 billion. The gains reflect the volume increases, as well as positive effective net pricing. Currency exchange rates did not have a significant impact on net revenue or profits for the quarter.

Year to date, division net revenues increased 6% to $12 billion and division operating profits grew 8%, to almost $2.7 billion.

Total operating profit, which includes corporate unallocated expenses and merger costs, increased 13% both for the quarter and year to date. Total net income increased 15% for the quarter and 14% year to date.

Frito-Lay North America (FLNA)

(in millions)

	Twelve Weeks			Twenty-Four Weeks
	Q2 2003	Q2 2002	Percent Change	YTD 2003	YTD 2002	Percent Change
Net Revenue	$2,149	$2,026	6%	$4,177	$3,952	6%
Operating Profit	$558	$526	6%	$1,064	$1,005	6%

Frito-Lay North America had excellent top line results in the second quarter, gaining more than a half point of salty snack market share with almost 4% pound growth. Volume grew 4% on a year to date basis.

Growth in the “core” salty snack business came primarily from:

•	Double-digit growth in Cheetos, led by new Twisted Cheetos;

•	Strong single-digit growth in the Doritos brand, led by new Doritos Salsa and by increases in Baked Doritos, which is now available in a new Cool Ranch flavor;

•	Continuing growth from recently introduced flavors of Munchies Snack Mix; and

•	The new line-up of Natural products—with Lay’s, Ruffles, Tostitos and Cheetos that are either Natural or Natural and Organic.

Strong “Add More” macro-snack growth was driven principally by innovation, including:

•	Double-digit growth in Quaker Chewy bars, reflecting new flavors such as Wholesome Favorites and Trail Mix;

•	Quaker Fruit & Oatmeal Toastables—a toaster pastry with real oatmeal crust and real fruit filling, that’s fortified with vitamins and calcium and is also cholesterol-free; and

•	Crisp’ums, a munchable chip that provides the sweet-tooth satisfaction of a cookie, but is only 170 calories per serving and is calcium fortified.

Year-to-date, FLNA’s portfolio of “wholesome snacks”, including granola and cereal bars, treats, toaster pastries and fruit snacks, gained share in the IRI measured Grocery channel. Across FLNA’s salty and macro-snack business, the volume of better-for-you products collectively grew 28%.

The very healthy 6% second quarter growth in net revenues reflects the increased volume, as well as the positive effective net pricing that came from innovation and growth in better-for-you products, many of which have a higher net price per pound. In addition, FLNA was much more efficient on promotional spending in its core salty snack business.

Operating profits grew in line with net revenue, reflecting the volume gains and net price realization. FLNA had excellent productivity throughout the second quarter, and the overall productivity program is on track. However, FLNA made some selective investments and had some higher than anticipated costs, including:

•	Slotting fees on “add more” warehouse-distributed product innovation, including new flavors of Quaker Chewy bars, Toastables, Crisp’ums, and additional snack bar innovation scheduled to be launched in the third quarter;

•	Higher costs due to the switch from oil containing trans fats, such as soybean oil, to more expensive corn oil;

•	Inflation in energy-related costs, especially fuel and natural gas; and

•	Start-up costs for new Lay’s Stax.

FLNA has more new salty and macro-snack product introductions planned for the third quarter, including:

•	Two new flavors of Rold Gold Braided Twist pretzels;

•	New flavors of Party Bowl dips, including Zesty Bean & Cheese and Chunky Salsa;

•	Doritos Guacamole, a flavor that appeals to ethnic consumers in particular; and

•	At the end of the quarter, Frito expects to commence the roll out of Lay’s Stax.

FLNA’s marketing calendar for the third quarter has a solid plan of promotional activity, including:

•	Continuing a Power of One promotion with Gatorade that leverages NASCAR racing properties;

•	A Summer Sandcastle in-store promotion;

•	A Power of One football promotion tied to PepsiCo’s sponsorship of the National Football League.

PepsiCo Beverages North America (PBNA)

(in millions)

	Twelve Weeks			Twenty-Four Weeks
	Q2 2003	Q2 2002	Percent Change	YTD 2003	YTD 2002	Percent Change
Net Revenue	$1,962	$1,827	7%	$3,507	$3,313	6%
Operating Profit	$494	$448	10%	$837	$774	8%

Total volume for PepsiCo Beverages North America for the second quarter of 2003 increased more than 4% percent, a significant sequential improvement over the first quarter.

In the second quarter, PBNA’s portfolio of non-carbonated beverages (non-carbs) grew 8%, driven by:

•	Continued double-digit growth in Gatorade, reflecting strong growth in Gatorade isotonics and the continued success of Propel Fitness Water;

•	Continued double-digit growth in Aquafina water; and

•	Low single-digit growth in chilled juices, led by Tropicana Pure Premium.

Carbonated soft drink (CSD) volume increased 3% in the quarter, driven by:

•	The continued success of Sierra Mist, now being distributed in over 90% of the U.S.;

•	Mid-single digit growth in Trademark Mountain Dew, which benefited from the introduction of Mountain Dew LiveWire, an orange-ignited Mountain Dew that combines the citrus taste of original Mountain Dew with a bold orange flavor; and

•	High single digit growth in diet CSDs, led by Diet Pepsi.

•	CSD volume growth was partially offset by declines in Trademark Pepsi.

Year to date, volume growth was 2%, with non-carbs growing 8% and CSDs essentially flat.

Net revenue increased more than 7% for the quarter, reflecting higher effective net pricing and the volume increases. The higher effective net pricing includes the impact of a shift in mix from CSDs to non-carbonated beverages. Second quarter operating profit increased 10%, also due principally to higher effective net pricing and volume. Year to date, net sales increased 6% and operating profit increased more than 8%.

For the summer selling season, the beverage division has a strong marketing calendar, with news in both carbonated and non-carbonated beverages, including:

•	Mountain Dew LiveWire, which will be in stores throughout the third quarter;

•	The Aquafina “Spotter” program, with two blimps searching for consumers who have the “Pure Luck” to win great prizes if they’re seen drinking Aquafina;

•	The “Pepsi Play for a Billion” promotion giving consumers the chance to play for $1 billion live on national TV, which already has almost 3 million registrants and will continue through the summer;

•	Continued roll out of the Gatorade news, including new flavors of Propel (Peach and Strawberry Kiwi), and the national rollout of the kid-targeted All-Stars package; and

•	Tropicana’s Northeast regional roll out of the 1.75 liter plastic carafe of Tropicana Pure Premium.

PepsiCo International (PI)

(in millions)

	Twelve Weeks			Twenty-Four Weeks
	Q2 2003	Q2 2002	Percent Change	YTD 2003	YTD 2002	Percent Change
Net Revenue	$2,118	$1,924	10%	$3,702	$3,432	8%
Operating Profit	$328	$288	14%	$553	$490	13%

PepsiCo International had excellent volume growth in the second quarter, with:

•	International snack volume up 6% led by Walkers (U.K.), Gamesa (Mexico), the Asia region (including India, Thailand, and China), Turkey, Benelux, and renewed growth in key South American countries like Argentina and Chile. Volume gains were partially offset by continuing softness in Venezuela and Egypt and relatively flat performance at Sabritas (Mexico).

•	International beverage volume up 6% on widespread gains in top markets, including strong double-digit growth in India, Brazil, Thailand and Russia. These gains were partially offset by continued softness in Germany (due to the introduction of a deposit requirement on one-way packages), Venezuela (due to local economic conditions) and CSDs in Mexico (due to local economic and competitive conditions).

On a year to date basis, international beverage volume increased 6% and international snack volume increased 4%.

PepsiCo International net revenue grew 10% in the second quarter, driven principally by volume, but also by an improvement in effective net pricing and more favorable country mix. PepsiCo International’s 14% second quarter operating profit growth was driven by the positive pricing and by the volume increases. On a year to date basis, net sales grew 8% and operating profits grew 13%.

The impact in the second quarter of currency exchange rates on net revenue was negligible and on operating profit was modestly negative, as strengthening in the British pound and the Euro was largely offset by declines in the Mexican peso and other Latin American currencies.

In the third quarter of 2003, the division has a solid marketing calendar planned. Snack news includes:

•	Continued expansion of the Lay’s Mediterraneas concept around the world, including Mexicanas at Sabritas and Siam Classics in Thailand;

•	National roll-out of the Red Rock Deli product line (Kettle Chips) in Australia; and

•	Local promotional activity in selected Latin American countries, such as the Metal Tazos promotion at Sabritas. In portions of Europe, the successful Beyblades Spinners promotion will continue.

Beverage news includes:

•	Continued roll out and expansion of new products such as Pepsi Twist in Latin America and the Middle East, Diet Pepsi Twist in Japan, Pepsi X in the Middle East, KAS Pink in Mexico and Gatorade in Thailand;

•	Expansion of new packages, including those to address consumer affordability such as the 200 ml. bottle in India and the 2.5 liter PET bottle in Mexico; and

•	Promotional activity, including music promotions in Europe and Mexico and the continuation of the re-stage of 7UP with Fido Dido.

Quaker Foods North America (QFNA)

(in millions)

	Twelve Weeks			Twenty-Four Weeks
	Q2 2003	Q2 2002	Percent Change	YTD 2003	YTD 2002	Percent Change
Net Revenue	$309	$306	1%	$680	$663	3%
Operating Profit	$ 96	$ 97	(1%)	$219	$211	4%

In the second quarter, Quaker Foods North America volume increased almost 3%, led by the breakfast businesses. Growth was fueled by the national launch of new Quaker Breakfast Squares, hand-held squares with all the nutrition of a bowl of instant Quaker oatmeal, and with no preparation required. Year to date volume increased 4%.

Net revenue increased 1% for the quarter, reflecting the volume gains and an increase in prices on ready-to-eat cereals, which were partially offset by higher trade spending associated with a shift in product mix and Golden Grain competitive defense. On a year to date basis, net revenue increased 3%.

Second quarter operating profit declined 1%, principally due to higher trade costs, higher input costs (principally oats and energy), and also due to a very difficult comparison with the 33% growth in the same quarter in 2002. Year-to-date operating profit increased 4%.

In the third quarter, Quaker plans to initiate ad support behind the Breakfast Squares and, in August, Quaker plans to sponsor another “Breakfast” promotion, in which Quaker products will be promoted together with Tropicana products in stores throughout the United States and Canada.

Corporate

Corporate Unallocated Expense.    Corporate unallocated expenses increased 9% in the second quarter to $84 million. This increase reflects the impact of higher expenses relating to deferred compensation programs and employee benefits, and investments in productivity programs such as the PepsiCo Business Transformation project, partially offset by a legal settlement gain. On a year-to-date basis, corporate unallocated expenses were down 1%.

Equity Income.    Equity income increased 2% in the second quarter, reflecting favorable comparisons from our international bottling investments, offset by the soft performances of The Pepsi Bottling Group and PepsiAmericas.

Net Interest.    Second quarter net interest expense decreased 42%, driven by gains on investment funds that are lapping losses reported last year. These investments are in place to offset the expense related to deferred compensation programs. Net interest expense on debt balances increased 7% due to higher net debt levels from the resumption of our share repurchase activity, and the effect of lower interest rates on the balance of PepsiCo’s investment portfolio. On a year-to-date basis, net interest expense decreased 8%.

Shares Outstanding.    The weighted average diluted number of shares outstanding during the second quarter of 2003 decreased 3.5% to 1,746 million shares, compared to the second quarter of 2002.

Quaker Merger and Realization of Synergies.    The integration of the merger with The Quaker Oats Company continues to proceed as planned. Second quarter merger costs of approximately $11 million were incurred versus $65 million in the prior year.

Cash Flow.    Cash flow from operating activities was $1.7 billion year-to-date, compared to $2 billion for the same period in 2002, reflecting an unfavorable comparison with the timing of customer funding and other payments in 2002. Cash flow from operating activities, net of capital spending, increased substantially compared to the first half of 2001. Capital spending increased to $578 million, reflecting the investments in the Stax launch and construction of a new concentrate production facility.

ROIC.    Return on invested capital (ROIC), improved almost 150 basis points from year-end to 28%, principally due to profit growth, and also reflecting lower merger expenses.

Miscellaneous

Note on Presentation. In order to help investors compare our performance in 2003 to our performance in 2002, our historical information was adjusted to reflect the following:

1)	The combination of Pepsi-Cola North America and Gatorade/Tropicana North America into PepsiCo Beverages North America;

2)	The combination of Frito-Lay International and PepsiCo Beverages International into PepsiCo International;

3)	The change in the reporting calendar for the historical Quaker U.S. businesses (Gatorade and Quaker snacks and U.S. Foods) from months to fiscal periods; and

4)	The reclassification of divested businesses from division results to a separate line item. Divested businesses include QFNA’s Mission pasta business, which was sold in 2003, as well as QFNA’s bagged cereal business and FLI’s Colombia and Venezuela food businesses, which were sold in 2002.

Conference Call.    At 11:00 a.m. (Eastern time) today, management will host a conference call with investors to discuss second quarter results. For details, visit our site on the Internet at www.pepsico.com.

Reconciliation.    This release presents PepsiCo’s reported financial results. On the conference call referenced above and, from time to time, in discussing these financial results, management may refer to certain non-GAAP measures. A reconciliation of any such non-GAAP measures to PepsiCo’s reported financials can be found under “Financial Releases” on the Company’s website at www.pepsico.com in the “Investors” section.

Cautionary Statement

This release contains statements concerning PepsiCo’s expectations for future performance. Any such forward-looking statements are inherently speculative and are based on currently available information, operating plans and projections about future events and trends. As such, they are subject to numerous risks and uncertainties. Actual results and performance may be significantly different from expectations. Please see our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, for a discussion of specific risks that may affect our performance.

# # # #

PepsiCo, Inc. and Subsidiaries

Condensed Consolidated Statement of Income

(in millions except per share amounts, unaudited)

	12 Weeks Ended		24 Weeks Ended
	6/14/03	6/15/02	6/14/03	6/15/02

Net Revenue	$6,538	$6,119	$12,068	$11,430
Cost and Expenses
Cost of sales	2,992	2,776	5,526	5,206
Selling, general and administrative expenses	2,119	2,018	3,938	3,834
Amortization of intangible assets	35	34	65	62
Merger-related costs	11	65	22	101

Reported Operating Profit	1,381	1,226	2,517	2,227

Bottling Equity Income	95	94	110	121
Interest Expense	(37)	(43)	(74)	(74)
Interest Income	15	5	22	17

Income Before Income Taxes	1,454	1,282	2,575	2,291

Provision for Income Taxes	445	407	789	727

Net Income	$1,009	$875	$1,786	$1,564

Diluted
Net Income Per Common Share	$0.58	$0.48	$1.02	$0.87
Average Shares Outstanding	1,746	1,809	1,745	1,805

PepsiCo, Inc. and Subsidiaries

Supplemental Financial Information

(in millions except per share amounts, unaudited)

	12 Weeks Ended		24 Weeks Ended
	6/14/03	6/15/02	6/14/03	6/15/02

Net Revenue

Frito-Lay North America	$2,149	$2,026	$4,177	$3,952
PepsiCo Beverages North America	1,962	1,827	3,507	3,313
Quaker Foods North America	309	306	680	663
PepsiCo International	2,118	1,924	3,702	3,432

Division Net Revenue	6,538	6,083	12,066	11,360
Divested Businesses	—	36	2	70

Total Net Revenue	$6,538	$6,119	$12,068	$11,430

Operating Profit

Frito-Lay North America	$558	$526	$1,064	$1,005
PepsiCo Beverages North America	494	448	837	774
Quaker Foods North America	96	97	219	211
PepsiCo International	328	288	553	490

Division Operating Profit	1,476	1,359	2,673	2,480
Divested Businesses	—	9	26	9
Corporate Unallocated	(84)	(77)	(160)	(161)
Merger-related costs	(11)	(65)	(22)	(101)

Total Operating Profit	$1,381	$1,226	$2,517	$2,227

PepsiCo, Inc. and Subsidiaries

Condensed Consolidated Statement Of Cash Flows

(in millions)

	24 Weeks Ended
	6/14/03	6/15/02

Cash Flows—Operating Activities
Net income	$1,786	$1,564
Adjustments
Depreciation and amortization	536	489
Merger-related costs	22	101
Cash payments for merger-related costs	(67)	(58)
Bottling equity income, net of dividends	(90)	(108)
Deferred income taxes	(28)	(5)
Other noncash charges and credits, net	140	114
Net change in operating working capital	(558)	(105)
Other, net	(42)	3

Net Cash Provided by Operating Activities	1,699	1,995

Cash Flows—Investing Activities
Capital spending	(578)	(506)
Sales of property, plant & equipment	12	44
Acquisitions and investments in unconsolidated affiliates	(16)	(78)
Divestitures	46	7
Short-term investments	(753)	(417)
Snack Ventures Europe consolidation	—	39

Net Cash Used for Investing Activities	(1,289)	(911)

Cash Flows—Financing Activities
Proceeds from issuances of long-term debt	5	25
Payments of long-term debt	(539)	(123)
Short-term borrowings	38	99
Cash dividends paid	(518)	(512)
Share repurchases—common	(468)	—
Share repurchases—preferred	(7)	(22)
Proceeds from exercises of stock options	254	342

Net Cash Used for Financing Activities	(1,235)	(191)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	25	4

Net (Decrease)/Increase in Cash and Cash Equivalents	(800)	897
Cash and Cash Equivalents—Beginning of year	1,638	683

Cash and Cash Equivalents—End of quarter	$838	$1,580

PepsiCo, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet

(in millions)

	(unaudited) 6/14/03	12/28/02

Assets
Current Assets
Cash and cash equivalents	$838	$1,638
Short-term investments, at cost	971	207

	1,809	1,845
Accounts and notes receivable, net	3,084	2,531
Inventories
Raw material	602	525
Work-in-process	288	214
Finished goods	750	603

	1,640	1,342
Prepiad expenses and other current assets	701	695

Total Current Assets	7,234	6,413

Property, plant and equipment, net	7,646	7,390

Goodwill	3,701	3,631
Other nonamortizable intangibles	826	787

	4,527	4,418
Amortizable intangible assets, net	781	801
Investments in unconsolidated affiliates	2,745	2,611
Other assets	1,813	1,841

Total Assets	$24,746	$23,474

Liabilities and Shareholders’ Equity
Current Liabilities
Short-term borrowings	$262	$562
Accounts payable and other current liabilities	4,870	4,998
Income taxes payable	907	492

Total Current Liabilities	6,039	6,052

Long-term debt	2,049	2,187
Other liabilities	4,347	4,226
Deferred income taxes	1,688	1,718
Preferred stock, no par value	41	41
Repurchased preferred stock	(55)	(48)

Common Shareholders’ Equity
Common Stock	30	30
Retained Earnings	14,565	13,464
Accumulated other comprehensive loss	(1,426)	(1,672)

	13,169	11,822
Less: Repurchased shares	(2,532)	(2,524)

Total Common Shareholders’ Equity	10,637	9,298

Total Liabilities and Shareholders’ Equity	$24,746	$23,474